UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2011

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 2, 2011, Mark DePuy, 56, was appointed as Senior Vice President, Business Development and Acquisitions of Venoco, Inc., such appointment to become effective on or about December 16, 2011.  In connection with his appointment, Mr. DePuy will step down as Chief Executive Officer and President of Great Western Oil and Gas, positions he has held since March 2010. Prior to joining Great Western, he consulted with Venoco on coastal development projects in California after resigning as the company’s Chief Operating Officer and Executive Vice President in October 2008. Mr. DePuy first joined Venoco in 2005 as Vice President of Northern Assets. The following year, he was named Chief Operating Officer and oversaw the company’s assets in Northern and Southern California, as well as numerous field operations in Texas.  Prior to originally joining Venoco in 2005, Mr. DePuy spent 27 years in various operational, management  and business planning functions with Unocal / Chevron in both domestic and international operations.  His work experience includes over 13 years in coastal California operations, both offshore and onshore, and across all engineering disciplines.  He has an M.B.A. from U.C.L.A. and a B.S. in petroleum engineering from the Colorado School of Mines.

In connection with his appointment, Mr. DePuy will enter into an employment agreement with Venoco that will provide for an annual salary of $325,000 and a target bonus amount equal to 65% of his annual base salary (except that his bonus with respect to 2011 will be $25,000).  Mr. DePuy will also receive a $75,000 signing bonus.  The employment agreement will otherwise be substantially similar to those of the company’s other executive officers.  The company will also grant to Mr. DePuy 25,000 shares of restricted stock under its 2005 stock incentive plan, such shares to vest over four years, subject to terms substantially similar to those applicable to the company’s other time-based restricted stock grants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2011

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Chief Executive Officer